New Cycle Acceleration Program

August 14th, 2013

Three work fronts have been established

Formation of working groups and "immersion" in the opportunities: operational diagnosis and short-term opportunities

Review of organizational structure: structure optimization and overhead adjustment

Strategic Planning: Strategic agenda and drivers of growth and profitability

What have the WGs and the diagnosis identified?

Summary of the macro actions of the WG's



PLANNING
GENERATE DEMAND
SOURCE
SUPPORT
Project value drivers
Revenues increase
Margins improvement
Pricing
MIX
Costs
SG&A reduction
Increase in assets TURNOVER

Result of Opportunities Identified by Working Groups

On the basis of initial data already known to management, the Company believes that the identified opportunities can be **gradually seized** until the end of 2015, impacting **operating results**, if achieved, in **up to R$ 1.9 billion per year as from 2016.**

Investments of about **R$ 800 million** over the **next three years** will have **to be approved** if the expected results are to be achieved.

Company management points out that any estimate with relation to these opportunities is essentially contingent on the success with which the identified processes are implemented as well as the approval of the associated investments and expenditure. In addition, our expectations are also conditional on factors over which the Company has no control, such as: changes in the market and the overall performance of the country, sector and the international markets. These estimates are therefore subject to eventual changes and may not be reached totally or partially.

Result of the Opportunities Identified for the Working Groups

Source

Generate Demand

Identified Opportunities:

R$ 1.9 billion / year as from 2016

Investment estimative associated:
R$ 800 MM

Planning

Support

Company management points out that any estimate with relation to these opportunities is essentially contingent on the success with which the identified processes are implemented as well as the approval of the associated investments and expenditure. In addition, our expectations are also conditional on factors over which the Company has no control, such as: changes in the market and the overall performance of the country, sector and the international markets. These estimates are therefore subject to eventual changes and may not be reached totally or partially.

Organization

Expected Benefits: Right people in the right place with a structure which contributes to achieving results which satisfy all our stakeholders

To have **right people in The right place**

To have **very well defined roles & responsibilities** to be effective and adherent to the function exercised by each member of the company

Develop **robust processes** which are sustainable over time, **supported by control mechanisms, governance and ethics**

To have a model for **Integrated Management** which contributes to results which satisfy all our stakeholders

BRF: Organizational Model is composed by 3 axes...

CEO

Financ., Adm. and IR

HR

Operations

Integrated Planning and Management Control

Marketing and Innovation

Channels

Brands and Categories

Market Inteligence and Innovation

R&D

Quality

Brazil

International

BUSINESS REGIONS:
Focus on the increase in Market Share and on the development of the region (local implementation of the strategy)

CORPORATE GLOBAL FUNCTIONS:
Definition of policies and support for global expansion with consistence.

MARKETING E INNOVATION:
Focus on market share over the long-term and in the expansion of the businesses critical to BRF, strategy for Categories, Channels, Global Branding, Positioning and Quality.

BRF: Organizational Matricial Model


CEO
•Corporate Relations
•PMO
•Strategic planning and M&A
Brazil
International
Marketing & Innovation
Financ., Adm. e IR
HR
Operations
Integrated planning and Management Control
GLOBAL AREAS RESPONSIBLE FOR KNOWLEDGE, CULTURE AND FOR ESTABLISHING POLICIES AND GUIDELINES
RESPONSIBILITY FOR THE DEVELOPMENT OF THE REGION
Growth and Market Share; Focus on "Go-to-market"; Local implementation of the strategy; Responsible for the P&L of the region

Organizational Structure


CEO
Claudio Galeazzi
Corporate Relations
Plan., Strategy, M&A and PMO
Maurício Puliti
Brazil
Interna tional
Marketing & Innovation
Sylvia Leão
Financial, Adm. and IR
Leopoldo Saboya
HR
Gilberto Orsato
Operation
Nilvo Mittanck
Integrated Plan. & Mgment Control
Hélio Rubens
Retail
Luiz Lissoni
Food Services
Ely Mizrahi